Exhibit 10.1

EXECUTIVE LEADERSHIP GROUP AGREEMENT

United Technologies Corporation

The undersigned Executive acknowledges receipt of the materials summarizing the Corporation’s Executive Leadership Group Program (“ELG”) and the benefits available to the Executive as a member of ELG as well as the Executive’s obligations and commitments to the Corporation as an ELG member. ELG benefits include a restricted share unit retention award that vests at retirement (age 62 minimum), special life insurance and disability benefits under the ELG Income Protection Program, the Flexible Perquisites Allowance and eligibility for the pre-retirement Standard Separation Arrangement. While employed and for a 2-year period thereafter, ELG members must agree to protect Company information and to refrain from activities that could lead to the recruitment of Company employees. If eligible for the Pre-Retirement Separation Agreement in the event of separation prior to age 62, or upon vesting in the restricted share unit retention award at retirement on or after age 62, the Executive will make additional commitments to the Company, including a non-compete agreement and a waiver of claims. UTC share ownership levels must reach 3 times base salary within five years of appointment to the ELG.

In consideration of the ELG benefits, the Executive hereby commits to membership in the ELG in accordance with its terms and conditions described in the ELG materials. The Company, in turn, agrees to provide ELG benefits to the Executive upon its receipt of this Agreement in accordance with the applicable terms and conditions as described in the ELG materials.

Executive

Date

UNITED TECHNOLOGIES CORPORATION

By:

Date